Exhibit 99.1

Progressive Care Reports Second Quarter 2022 Results Highlighted by 4% Growth to $10.0 Million in Revenue

Core Prescription Revenue Growth of 13%

Miami, FL – August 12, 2022 – Globe Newswire via NewMediaWire – Progressive Care, Inc. (OTCQB: RXMD) (the “Company”), a personalized healthcare services and technology provider, today announced financial and operational results for the three and six months ended June 30, 2022.

Key Financial Highlights for the Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021

●	Revenue increased 4% to approximately $10.0 million
●	Prescription revenue increased 13% to almost $9.3 million
●	Operating loss remained flat at $0.2 million
●	Cash balance of $2.2 million

Business Highlights for the Three Months Ended June 30, 2022

●	Gained SEC reporting status
●	Expansion into rapidly growing chronic care management and remote patient monitoring markets

Summary Financials for the Three Months Ended June 30, 2022, as Compared with the Three Months Ended June 30, 2021

	For the Three Months Ended June 30,
	2022	2021
Prescription revenue	$9,275,774	$8,172,840
340B contract revenue	706,102	725,323
Testing revenue	368,197	1,057,232
Other revenue	1,450	1,300
	10,351,523	9,956,695
PBM Fees	(377,939)	(356,748)
Sales returns	-	(2,813)
Revenues, net	$9,973,584	$9,597,134

Management Commentary

Alan Jay Weisberg, Chairman and Chief Executive Officer of Progressive Care, commented, “We continued to see improvement in several segments of our business. Our 340B covered entity business has continued to improve due to revenues related to dispensing prescriptions and third-party administration fees, which have returned to the same levels prior to January 2022. In our value-based pharmacy business, our revenues have improved to over $9 million this quarter, an improvement of over $1 million year over year from the same period last year. Our patient numbers have increased steadily quarter to quarter in 2022.”

Mr. Weisberg continued, “Going forward, our marketing and business development focus will be on more profitable business lines, such as our long-term care business, 340B contract pharmacy services, and 340B third party administration services. We will also develop new and expanded services in the areas of chronic care management and remote patient monitoring. We have done a great job identifying such opportunities in the past years with our testing business as an example, which helped us during the pandemic to improve our cash flow and liquidity, and we’re extremely excited to enter the remote patient monitoring market. We are in the process of finalizing the development of our RPM platform and expect to be ready for the launch of our RPM solutions during the third quarter of 2022.”

Financial Results for Three Months Ended June 30, 2022

For the three months ended June 30, 2022 and 2021, the Company recognized overall revenue from operations of approximately $10.0 million and $9.6 million, respectively. Prescription revenue for the three months ended June 30, 2022 was approximately $9.3 million when compared to $8.2 million the same period in 2021, a 13% period over period increase.

The Company’s pharmacy business filled approximately 118,000 and 107,000 prescriptions during the three months ended June 30, 2022, and 2021, respectively, a 10% period over period increase in the number of prescriptions filled.

Revenue from COVID-19 testing was approximately $0.4 million and $1.1 million for the three months ended June 30, 2022, and 2021, respectively. The decrease was primarily due to lower COVID-19 testing sales. As the COVID-19 pandemic faded worldwide, the need for testing has decreased as it relates to travel and business continuity. The Company’s CFO, Cecile Munnik said, “It is difficult to predict whether these conditions will be recurring given recent COVID-19 pandemic conditions but we are well positioned to react if another COVID-19 outbreak occurs as we have built a reputation of being a reliable partner for COVID-19 testing solutions. We have built reputable relationships with well-known media productions companies and these relationships provide us with recurring COVID-19 testing revenue.”

340B contract revenue for the three months ended June 30, 2022 was flat as compared to the same period in 2021.

Gross profit margins decreased from 27% for the three months ended June 30, 2021, to 20% when compared to the same period in 2022. The 7% period over period decrease is due to the decrease in COVID-19 testing revenues, which have significantly higher margins than pharmacy operations.

The loss from operations increased by approximately $12,000 for the three months ended June 30, 2022, when compared to the same period in 2021, due to the decrease in COVID-19 testing revenues, which was offset by an increase in prescription revenue and a decrease in overall operating expenses.

During the earnings call, Birute Norkute, the Company’s COO said “We are pleased to report that our second quarter activities have built upon and continued the momentum from our first quarter performance from all our business segments. Our focus on growth and operational excellence has allowed us to retain a status of performance as a Five-Star pharmacy, which will maximize our reimbursements and will allow us to earn performance bonuses with certain payors. This positive trend is already showing in our data. We also see a significant uptick in new patient acquisition numbers, more than in previous quarters, including patients testing positive for COVID-19 looking for the latest and most effective therapies to treat the virus.”

Financial Results for Six Months Ended June 30, 2022

For the six months ended June 30, 2022 and 2021, the Company recognized overall revenue from operations of approximately $20.0 million and $19.2 million, respectively, a 4% year over year increase. Prescription revenue for the six months ended June 30, 2022 was approximately $17.9 million when compared to $16.8 million the same period in 2021, a 6% period over period increase.

The Company’s pharmacy business has filled approximately 229,000 and 223,000 prescriptions during the six months ended June 30, 2022, and 2021, respectively, a 3% period over period increase in the number of prescriptions filled. The Company’s management believes this trend will continue through the remainder of the year as the medication adherence measures begin to impact providers performance and their future potential monetary incentives, which are tied to their patient’s adherence measures.

Revenue from COVID-19 testing was approximately $1.7 million and $1.6 million for the six months ended June 30, 2022, and 2021, respectively. The Company recognized record COVID-19 testing revenue in January 2022 as the country was dealing with the Delta and Omicron outbreak during that period. Since January 2022 the demand for COVID-19 testing has slowed down as the need for testing has decreased as it relates to travel and business continuity.

Gross profit margins decreased from 26% for the six months ended June 30, 2021, to 22% when compared to the same period in 2022. The 4% period over period decrease is due to the decrease in COVID-19 testing revenues. which have significantly higher margins than pharmacy operations.

The loss from operations decreased by approximately $0.5 million for the six months ended June 30, 2022, when compared to the same period in 2021, due to the increase in pharmacy revenue, decrease in overall operating expenses, which was offset by a decrease in 340B contract revenue.

Mr. Weisberg, concluded, “Our outlook for the remainder of 2022 and beyond is positive. We continue our progress towards diversification and expansion of our business lines in long-term care, chronic care management and remote patient monitoring and development of our data platforms in our ClearMetrX subsidiary, and to achieve other strategic goals such as widening our geographic markets that we serve. We are endlessly grateful to our shareholders for their continued confidence and support as we continue on our path for a record breaking 2022.”

Progressive Care, Inc.

Progressive Care, Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

For more information about Progressive Care, please visit the company’s website.

Connect and stay in touch with us on social media:

Progressive Care Inc.

https://www.progressivecareus.com/

https://twitter.com/ProgressCareUS

PharmCoRx

https://www.pharmcorx.com/

https://twitter.com/PharmCoRx

ClearMetrX

https://www.clearmetrx.com/

https://www.facebook.com/clearmetrx/

Forward-Looking Statements:

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact:

Carlos Rangel

carlosr@pharmcorx.com

Investor Relations Contact:

ClearThink Capital

nyc@clearthink.capital

p917-658-7878